Exhibit 99.1

Contacts:	Roy I. Lamoreaux	A. Patrick Diamond
	Manager, Investor Relations	Vice President
	713/646-4222 – 800/564-3036	713/646-4487 – 800/564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline, L.P. Announces Agreement to
Acquire Rainbow Pipe Line Company
     (Houston – April 7, 2008) Plains All American Pipeline, L.P. (NYSE: PAA) today announced that a subsidiary of Plains Midstream Canada ULC signed a definitive agreement to acquire all of the outstanding shares of Rainbow Pipe Line Company, Ltd. (“Rainbow”) for approximately C$540 million, subject to certain closing adjustments. At closing, PAA will also acquire approximately 1.1 million barrels of crude oil linefill, at a cost based upon crude oil prices at such time. Using current crude oil prices, the estimated value of the linefill would be approximately C$120 million. The transaction is subject to receipt of regulatory approvals and satisfaction of customary closing conditions, and is currently expected to close during the second quarter of 2008.
     Rainbow’s assets consist of 480 miles of mainline crude oil pipeline extending to Edmonton, Alberta from the terminus of Enbridge’s Norman Wells Pipeline at Zama, Alberta, approximately 140 miles of gathering pipelines, approximately 570,000 barrels of tankage along the system, and 1.1 million barrels of crude oil linefill. The system currently has a throughput capacity of approximately 200,000 barrels per day, and 2007 volumes on the system averaged approximately 195,000 barrels per day. Volumes transported on the system consist of oil received from the Norman Wells Pipeline, light oil from areas adjacent to the system, and heavy oil from the Peace River oil sands deposit and the Wabasca area of the Athabasca oil sands deposit. The transaction includes long-term shipping agreements with the sellers, which encompass production in the area adjacent to the Rainbow system.
     “The Rainbow Pipe Line System provides an excellent complement to our existing asset base in Canada and the Rockies,” stated Greg L. Armstrong, Chairman and CEO of Plains All American. “We expect to substantially integrate Rainbow into our existing operations and realize a fair amount of synergies within six months of closing, and expect the acquisition to be accretive to distributable cash flow within that time period. We also expect to achieve substantially all near-term synergies within eighteen months following closing, and we anticipate there will be additional synergies and capital investment opportunities for several years thereafter.”
     Armstrong noted that Rainbow is strategically positioned to service the development of heavy oil reserves in the Peace River and Wabasca areas, and also to benefit from future expansions of heavy oil production in the region. “Longer-term, Rainbow also offers an attractive option with respect to condensate volumes associated with the future development of the Mackenzie Delta and Beaufort Sea gas resources, and will represent a significant asset for PAA’s Canadian activities for many years to come.” Diagrams of the Rainbow Pipe Line System may be found under the “Partnership Presentations” tab of the Investor Relations section of PAA’s website at www.paalp.com.
     Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% ownership in PAA/Vulcan Gas Storage, LLC, the Partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership is headquartered in Houston, Texas.
     Except for the historical information contained herein, the matters discussed in this release (including the timing and expected benefits of the Rainbow acquisition) are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from results anticipated in the forward-looking statements. These risks and uncertainties include, among other things: our ability to consummate the transaction; successful integration and future performance of the acquired assets; the availability of adequate third-party production volumes for transportation on the Rainbow system and other factors that could cause declines in volumes shipped, such as decline in production from existing oil and gas reserves or failure to develop additional oil and gas reserves; failure to implement or capitalize on planned internal growth projects; fluctuations in refinery capacity in areas supplied by our mainlines and other factors affecting demand for various grades of crude oil; the impact of current and future laws, rulings and governmental regulations; the effects of competition; continued creditworthiness of, and performance by, our counterparties; the currency exchange rate of the Canadian dollar; weather interference with business operations or project construction; general economic, market or business conditions; and other factors and uncertainties inherent in the transportation, storage, terminalling, and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products discussed in the Partnership’s filings with the Securities and Exchange Commission.
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